SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-1(c))


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                    Services Acquisition Corp. International
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    817628209
                                 (CUSIP Number)

                                  July 1, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 13 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 817628209                13G                    Page 2 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSON (ENTITIES ONLY)
                                           Blue Ridge Limited Partnership
                                           13-3891223
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              New York
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              923,800
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              923,800
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              923,800
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              4.93%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 817628209               13G                    Page 3 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                  Blue Ridge Offshore Master Limited Partnership 98-0412446
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              Cayman Islands, BWI
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              566,200
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              566,200
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              566,200
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              3.02%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 817628209               13G                    Page 4 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                       Blue Ridge Capital Holdings LLC
                                       13-3879585
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              New York
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              923,800
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              923,800
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              923,800
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              4.93%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 817628209               13G                    Page 5 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                    Blue Ridge Capital Offshore Holdings LLC
                                    52-2415816
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              New York
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              566,200
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              566,200
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              566,200
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              3.02%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 817628209                13G                    Page 6 of 13 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                              John A. Griffin
                                              Not Applicable
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              1,490,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              1,490,000
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                              1,490,000
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                              7.95%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                              IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 817628209               13G                    Page 7 of 13 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Services Acquisition Corp. International (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 401 East Olas Boulevard, Suite 1140, Fort Lauderdale, Florida 33301.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) Blue Ridge Limited Partnership, a New York limited partnership ("BRLP"), with respect to the shares of Common Stock directly owned by it;

           (ii) Blue Ridge Capital Holdings LLC, a New York limited liability company ("BRCH"), with respect to the shares of Common Stock directly owned by BRLP;

          (iii) Blue Ridge Offshore Master Limited Partnership, a Cayman Islands exempted limited partnership ("BROMLP"), with respect to the shares of Common Stock directly owned by it;

           (iv) Blue Ridge Capital Offshore Holdings LLC, a New York limited liability company("BRCOH"), with respect to the shares of Common Stock directly owned by BROMLP; and

            (v) John A. Griffin with respect to the shares of Common Stock directly owned by BRLP and BROMLP.

               The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

      The address of the business office of each of Mr. Griffin, BRLP, BRCH and BRCOH is 660 Madison Avenue, 20th Floor, New York, NY 10021. The address of the business office of BROMLP is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

      (c). Citizenship:

      BRLP is a limited partnership organized under the laws of the State of New York. BRCH is a limited liability company organized under the laws of the State of New York. BROMLP is an exempted limited partnership organized under the laws of the Cayman Islands. BRCOH is a limited liability company organized under the laws of New York. Mr. Griffin is a United States citizen.

CUSIP No. 817628209               13G                    Page 8 of 13 Pages

      (d).     Title of Class of Securities:

      Common Stock, par value $0.001 per share (the "Common Stock").

      (e).     CUSIP Number:

      817628209

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ]   Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the
                     Act,

          (d)  [ ]   Investment Company registered under Section 8 of the
                     Investment Company Act of 1940,

          (e)  [ ]   Investment Adviser in accordance with
                     Rule 13d-1(b)(1)(ii)(E),

          (f)  [ ]   Employee Benefit Plan or Endowment Fund in accordance
                     with 13d-1(b)(1)(ii)(F),

          (g)  [ ]   Parent Holding Company or control person in accordance
                     with Rule 13d-1(b)(1)(ii)(G),

          (h)  [ ]   Savings Association as defined in Section 3(b) of the
                     Federal Deposit Insurance Act,

          (i)  [ ]   Church Plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act of 1940,

          (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not applicable.

Item 4.   Ownership.

The percentages used in Item 4 are calculated based upon the 18,750,000 shares of Common Stock issued and outstanding as of July 6, 2005, as reflected in the Company's Form 8-K, dated July 6, 2005. The amount of securities beneficially owned for each Reporting Person does not include the unexercised warrants held by such Reporting Person. Such warrants are not exercisable within 60 days of the date hereof and thus are not required to be included in the amount beneficially owned pursuant to Rule 13d-3.

CUSIP No. 817628209                 13G                    Page 9 of 13 Pages

      A.    Blue Ridge Limited Partnership
            (a)   Amount beneficially owned: 923,800
            (b)   Percent of class: 4.93%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 923,800
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition:
                   923,800

      B.    Blue Ridge Offshore Master Limited Partnership
            (a)   Amount beneficially owned: 566,200
            (b)   Percent of class: 3.02%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 566,200
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 566,200

      C.    Blue Ridge Capital Holdings LLC
            (a)   Amount beneficially owned: 923,800
            (b)   Percent of class: 4.93%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 923,800
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 923,800

      D.    Blue Ridge Capital Offshore Holdings LLC
            (a)   Amount beneficially owned: 566,200
            (b)   Percent of class: 3.02%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 566,200
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 566,200

      E.    John A. Griffin
            (a)   Amount beneficially owned: 1,490,000
            (b)   Percent of class: 7.95%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 1,490,000
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 1,490,000

Item 5.     Ownership of Five Percent or Less of a Class.

      Not applicable.

CUSIP No. 817628209                 13G                   Page 10 of 13 Pages

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

      Blue Ridge Capital Holdings LLC, the general partner of Blue Ridge Limited Partnership, has the power to direct the affairs of Blue Ridge Limited Partnership, including decisions respecting the receipt of dividends from and the proceeds from the sale of Common Stock. Blue Ridge Capital Offshore Holdings LLC, the general partner of Blue Ridge Offshore Master Limited Partnership, has the power to direct the affairs of Blue Ridge Offshore Master Limited Partnership, including decisions respecting the receipt of dividends from and the proceeds from the sale of Common Stock. Mr. Griffin is the Managing Member of Blue Ridge Capital Holdings LLC and Blue Ridge Capital Offshore Holdings LLC, and in that capacity directs their operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      Not applicable.

Item 8.     Identification and Classification of Members of the Group.

      Not applicable.

Item 9.     Notice of Dissolution of Group.

      Not applicable.

Item 10.    Certification.

      Each of the Reporting Persons hereby makes the following certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 817628209                 13G                   Page 11 of 13 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  July 8, 2005

                              BLUE RIDGE LIMITED PARTNERSHIP
                              By:  Blue Ridge Capital HOLDINGS LLC,
                                   its General Partner


                              By:  /s/ JOHN GRIFFIN
                                   -------------------------------------
                                   Name:  John Griffin
                                   Title: Managing Member


                              BLUE RIDGE OFFSHORE MASTER LIMITED PARTNERSHIP
                              By: BLUE RIDGE CAPITAL OFFSHORE HOLDINGS LLC, its General Partner


                              By:  /s/ JOHN GRIFFIN
                                   -------------------------------------
                                   Name:  John Griffin
                                   Title  Managing Member


                              BLUE RIDGE CAPITAL HOLDINGS LLC


                              By:  /s/ JOHN GRIFFIN
                                   -------------------------------------
                                   Name:  John Griffin
                                   Title: Managing Member


                              BLUE RIDGE CAPITAL OFFSHORE HOLDINGS LLC


                              By:  /s/ JOHN GRIFFIN
                                   -------------------------------------
                                   Name:  John Griffin
                                   Title: Managing Member


                                   /s/ JOHN GRIFFIN
                                   -------------------------------------
                                   John A. Griffin

CUSIP No. 817628209                 13G                   Page 12 of 13 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-1(k)1


The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


Dated:  July 8, 2005

                              BLUE RIDGE LIMITED PARTNERSHIP
                              By:  BLUE RIDGE CAPITAL HOLDINGS LLC,
                                   its General Partner


                              By:  /s/ JOHN GRIFFIN
                                   ---------------------------------------
                                   Name:  John Griffin
                                   Title: Managing Member


                              BLUE RIDGE OFFSHORE MASTER LIMITED PARTNERSHIP
                              By: BLUE RIDGE CAPITAL OFFSHORE HOLDINGS LLC, its General Partner


                              By:  /s/ JOHN GRIFFIN
                                   ---------------------------------------
                                   Name:  John Griffin
                                   Title: Managing Member


                              BLUE RIDGE CAPITAL HOLDINGS LLC


                              By:  /s/ JOHN GRIFFIN
                                   ---------------------------------------
                                   Name:  John Griffin
                                   Title: Managing Member

CUSIP No. 817628209                 13G                   Page 13 of 13 Pages


                              BLUE RIDGE CAPITAL OFFSHORE HOLDINGS LLC


                              By:  /s/ JOHN GRIFFIN
                                   ---------------------------------------
                                   Name:  John Griffin
                                   Title: Managing Member


                                   /s/ JOHN GRIFFIN
                                   ---------------------------------------
                                   John A. Griffin